Exhibit 99.1

The offering is made for the securities of an Israeli company. The offer is subject to the disclosure requirements of Israeli companies that are different from those of the United States. Financial statements included in the Company’s documents, if any, have been prepared in accordance with accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for U.S. investors to enforce their rights and any claim they may have arising under the federal securities laws, since the Company is located in Israel, and all of its officers and directors are residents of a foreign country. U.S. Investors may not be able to sue the Company or its officers or directors in a U.S. court for violations of the U.S. securities laws. It may be difficult to compel an Israeli company and its affiliates to subject themselves to a U.S. court’s jurisdiction.

B Communications Ltd. (the “Company”)

Subject:	Immediate Report

Event:	Statement Regarding a Special Offering in Accordance With the Company’s Arrangement

In accordance with the terms of the Company’s arrangement formulated between the Company, Searchlight II BZQ LP. (“Searchlight”), T.N.R. Investments Ltd. (each, a “Purchaser”), Internet Gold-Golden Lines Ltd. (“Internet Gold”), the holders of debentures of the Company and Internet Gold, their representatives and trustees, as approved on August 18, 2019 by the Tel Aviv District Court (the “Arrangement”)1 the Company is publishing this Statement of Special Offering for the issuance and listing for trading on the Tel Aviv Stock Exchange Ltd. (the “Stock Exchange”) of the securities detailed in the special offering below (the “Special Offering”).

1.	Securities offered

1.1	Series E Debentures

1.1.1	According this Statement of Special Offering and subject to its terms, the Company is offering up to 510,053,000 Series E Debentures, registered, par value NIS 1.00 each, bearing interest at an annual fixed rate of 3.85% (the “Series E Debentures”).

For information on the Series E Debentures, please refer to the Deed of Trust draft as reported by the Company on July 8, 2019.

[1]	See also the Arrangement Plan published in the Disclosure Report pursuant to the Israeli Companies Regulations (Request for Settlement or Settlement), 2002 and Regulation 37 of the Periodic and Immediate Report Regulations, 5770-1970, published by the Company on July 15, 2019.

1.1.2	The Series E Debentures are offered hereby to all holders of the Series C Debentures of the Company as of October 24, 2019, the record date for eligibility to participate in the offering of the Series E Debentures and Internet Gold per its pro rata share as specified below (a “Holder Entitled to Debentures”).

At the record date, there are NIS 2,240,265,000 par value of outstanding Series C Debentures. In addition, on October 31, 2019, the Company expects to issue to Internet Gold, in accordance with the Arrangement2, NIS 310,000,000 par value Series C Debentures by way of an expansion of the Series, allowing Internet Gold the right to participate in the Series E Debentures issuance. The Company will issue Series E Debentures for NIS 2,550,265,000 Series C Debentures par value.

1.1.3	Each Holder Entitled to Debentures will submit an acceptance notice to purchase a NIS 1 par value Series E Debenture, in consideration for their par value in respect of each NIS 5 par value Series C Debenture of the Company held on the record date specified in section 1.1.2 above3) (“Debenture Ratio”).

1.1.4	The deadline for submitting proposals as stated in paragraph 1.1.3 above is October 30, 2019.

1.1.5	Reznik Paz Nevo Trustees Ltd. is the trustee for the Series E Debentures (the “Trustee”4). The Deed of Trust for the Series E Debentures was attached to the Company’s report on July 8, 2019 (the “Deed of Trust”).

1.1.6	Notwithstanding paragraph 1.1.1 above, the Company hereby announces, that if and as part of issuance of Series E Debentures offered according to the Special Offering in this statement, the total proposals will be above NIS 100 million par value of Series E Debentures, (the “Issued Amount” and “Excess Amount” (but shall not be more than NIS 510,053,000 par value of Series E Debentures)), then the following provisions will apply: (a) the Company shall as part of reporting the results report the Excess Amount; (b) the issuance of Series E Debentures in the Excess Amount (only) will not be executed and funds will not be collected from the Holders Entitled to Debentures in respect of the Excess Amount (only); (c) the issuance to Holders Entitled to Debentures within the framework of the Series E Debentures procedure will be implemented by the pro rata ratio between NIS 100,000,000 and the amount actually received by demand for Series E Debentures.

[2]	For further details, see the Company’s report published together with this statement of Special Offering.
[3]	As for Internet Gold, for every NIS 5 par value of Series C Debentures which will qualify after the issuance of Series C Debentures by way of series expansion, in accordance with the Arrangement’s provisions. With this special offer report. For further details, see the Company’s report published together with this statement of Special Offering.
[4]	The contact person at the Trustee is Ms. Michal Avtalyon, e-mail address: Michal@rpn.co.il, telephone 972-3-6389200. The Trustee has no material interest in the Company and the Company has no material interest in the Trustee.

For example, if in the process for issuing Series E Debentures, there was a demand reflecting NIS 250,000,000 par value Series E Debentures, then in light of the Company’s decision to raise a total of NIS 100,000,000 par value, each Holder Entitled to Debentures whose demand would have been processed in according to the results of the Series E Debentures offering, would be issued 40% of the total issuance - according to the results of the Series E Debentures offering (calculated 100,000,000 / 250,000,000).

1.1.7	The total aggregate of Series E Debentures to be issued according to this Special Offering to the Holders Entitled to Debentures and Internet Gold shall not exceed NIS 100,000,000 par value, in exchange for a sum of NIS 100,000,000.

1.2	Ordinary Shares of the Company - Issuance of Equity

1.2.1	Up to 8,383,234 ordinary shares NIS 0.1 par value each (the “Offered Shares”).

1.2.2	The Offered Shares will be offered to all the shareholders of the Company, except, for this purpose, to Internet Gold[5], as of October 10, 2019, the record date to participate in the issuance of equity, a “Holder Entitled to Shares”.)

1.2.3	Each Holder Entitled to Shares will be able to request to purchase one Offered Share (1) at a price per share of NIS 4.175 )$1.195) for every 2.1365 ordinary shares owned on the record date, as detailed in Section 1.2.2 above (the “Shares Ratio”). (The Series E Debentures together with the ordinary shares, the “Offered Securities”.)

2.	Information regarding the Company’s share capital

2.1	The authorized share capital of the Company at the date of this Statement for the Special Offering is NIS 15,000,000 divided into 150,000,000 ordinary shares 0.1 par value.

[5]	For details regarding Internet Gold’s commitment to patriciate in a NIS 35,000,000 equity issuance, see the Company’s report published together with this statement of Special Offering.

As of the date of publication of this statement of special offering		Following the completion of the offering pursuant to this Special Offering and assuming the purchase of all the Offered Shares		After the completion of all the Arrangement[6]
Outstanding shares	Outstanding shares (not including 19,230 shares held as treasury stock)	Outstanding shares	Outstanding shares (not including 19,230 shares held as treasury stock)	Outstanding shares	Outstanding shares (not including 19,230 shares held as treasury stock)
37,293,875	37,274,645	45,696,339	45,677,109	116,335,794	116,316,564

2.2	Tel Aviv Stock Exchange data of the Company’s Ordinary Shares

Below is data [from the Tel Aviv Stock Exchange] regarding the high and low share price in Agorot from January 1, 2017 until the date of this statement on the Special Offering:

Period	Date	Low rate	Date	High rate
2017	August 14, 2017	4,833.00	January 1, 2017	8,484.00
2018	December 24, 2018	2,016.00	January 22, 2018	7,100.00
2019 (until near the date of this Special Offering statement)	September 3, 2019	396.00	January 7, 2019	2,415.00

3.	The Securities Offered are in two procedures separate and independent of all matters, which are not dependent or contingent on each other. In Israel the procedures will be carried out by Poalim I.B.I. – Underwriting & Issuing Ltd. (the “Offering Agent”). Orders for each of the procedures would be done separately and determining the results of the offering shall be made for each process separately, as described below:

4.	Series E Debentures being Offered

4.1	The Series E Debentures are offered to the Holders Entitled to Debentures in consideration of their par value.

4.2	Acceptance notices may be filed starting October 25, 2019 and until October 30, 2019 at 5:00 pm (Israeli time) (“Debentures Acceptance Period”).

4.3	Each participating Holder Entitled to Debentures should indicate the number of Series E Debenture that they wish to purchase, which may not exceed the maximum amount of the Series E Debentures which they are entitled to purchase based on the Debenture Ratio (the “Maximum Amount of Debentures”). An acceptance notice exceeding the Maximum Amount of Debentures will be deemed as an acceptance for the debentures submitted for the Maximum Amount of Debentures only, and the excess amount included shall be void.

[6]	For further details, please see the Company's report published together with this statement of Special Offering.

4.4	Only acceptance notices for a whole number of Series E Debentures (“Debentures Acceptance Notice”) will be accepted and an acceptance notice for a fractional debenture will be rejected. Debenture Acceptance Notices of less than one (1) Series E Debenture will be rejected.

4.5	A Holder Entitled to Debentures shall notify the Company through the Tel Aviv Stock Exchange member with whom their securities account is being held, to respond to the offer to purchase the Serie E Debentures by means of a notice to the Tel Aviv Stock Exchange member, duly signed or by a duly appointed representative.

4.6	Notices can be submitted to the Tel Aviv Stock Exchange member starting October 25, 2019 throughout the Debentures Acceptance Period, during working hours as accepted with the stock exchange member (except on the last day of the Debentures Acceptance Period, which ends at 5:00 pm, Israeli time).

4.7	Tel Aviv Stock Exchange members shall deliver aggregated notices to the Offering Agent until 6:00 pm on the last day of the Debentures Acceptance Period. Debentures Acceptance Notices delivered after this time will be rejected.

4.8	Each member of the Tel Aviv Stock Exchange will be liable for full payment of the consideration payable to the Company in respect of the Debentures Acceptance Notices that he delivered.

4.9	The Offering Agent shall deliver by 7:00 pm on the last day of the Debentures Acceptance Period : (a) to the Company – an aggregated Debenture Acceptance Notice for all the Debenture Acceptance Notices received by the stock exchange members ; and (b) a report to the members of the Tel Aviv Stock Exchange that will indicate the relative response rate, as described in Section 1.1.6 of this statement of this Special Offering.

4.10	Holders Entitled to Debentures who give a Debentures Acceptance Notice to a Tel Aviv Stock Exchange member, may retract the Debentures Acceptance Notice until the last day of the Debentures Acceptance Period.

Retraction of a Debentures Acceptance Notice will be made to the member of the Tel Aviv Stock Exchange, by indicating “The Debentures Acceptance Notice is canceled” indicating the date and time, plus the signature of the Holder Entitled to Debentures or by his duly appointed power of attorney.

4.11	Subject to any law, after the Debentures Acceptance Period, Debentures Acceptance Notices are not retractable. Each Debentures Acceptance Notice will be considered irrevocable from the Holder Entitled to Debentures, as for debentures to be issued as a result of full or partial notice of acceptance of the debentures sent and paid through the Offering Agent under these terms.

4.12	On the first trading day following the Debenture Acceptance Period, not later than 10:00 am, each Tel Aviv Stock Exchange will deliver a notice to any Holder Entitled to Debentures, who gave a Debenture Acceptance Notice to the member of the Tel Aviv Stock Exchange, specifying the number of Series E Debentures to be issued to each eligible holder of the aforesaid debentures, the consideration, and the details of the special account opened by the Offering Agent in order to process the issuance of Series E Debentures, including the IBAN code. Upon receipt of the notice, and until 12:30 pm on the day, the Holder Entitled to Debentures will transfer to the Offering Agent the full consideration payable in respect of the Series E Debentures for which they responded with a Debenture Acceptance Notice.

4.13	Subject to the transfer of the full consideration for the Series E Debentures as stated above, the issuance of Series E Debentures for the Holders Entitled to Debentures whose offers were accepted, against the payment of the consideration payable by them as stated above, on the payment date, such holders will receive the Series E Debentures (through the Israeli Hevra Lerishumim).

4.14	Subject to the transfer of the full consideration for the Series E Debentures as stated above, the Offering Agent will transfer to the Company the full amount of the funds in the special account for the Series E Debentures.

4.15	The Company shall file an immediate report on the payment date (including in the event of cancellation of the issuance as provided in Section 6 below).

4.16	The special account for the Series E Debentures will be managed exclusively by the Offering Agent on behalf of the Company and in accordance with the provisions of the Securities Israeli Law, and will be used for funds received from Holders Entitled to Debentures.

5.	The Equity being Offered

5.1	The Offered Shares are offered to the Holders Entitled to Shares.

5.2	Acceptance notices may be filed starting October 11, 2019 and until October 24, 2019 at 5:00 pm (Israeli time) (“Shares Acceptance Period”).

5.3	Each participating Holder Entitled to Shares should indicate the number of ordinary shares that they wish to purchase, which may not exceed the maximum amount of the ordinary shares which he is entitled to purchase based on the Shares Ratio (the “Maximum Amount of Shares”). An acceptance notice exceeding the Maximum Amount of Shares will be deemed as an acceptance for the shares submitted for the Maximum Amount of Shares only, and the excess amount included shall be void.

5.4	Only acceptance notices for a whole number of ordinary shares (“Shares Acceptance Notice”) will be accepted and acceptance notices for fractional shares will be rejected. Shares Acceptance Notices of less than one (1) ordinary share will be rejected.

5.5	A Holder Entitled to Shares shall notify the Company through the stock exchange member with whom his securities account is being held, to respond to the offer to purchase the ordinary shares by means of a notice to the stock exchange member, duly signed by him or by a duly appointed representative.

5.6	Notices can be submitted to the Tel Aviv Stock Exchange member starting October 11, 2019 throughout the Shares Acceptance Period, during working hours as accepted with the Tel Aviv Stock Exchange member (except on the last day of the Shares Acceptance Period, which ends at 5:00 pm, Israeli time).

5.7	Tel Aviv Stock Exchange members shall deliver aggregated notices to the Offering Agent until 6:00 pm on the last day of the Shares Acceptance Period. Shares Acceptance Notices delivered after this time will be rejected.

5.8	Each member of the Tel Aviv Stock Exchange will be liable for full payment of the consideration payable to the Company in respect of the Shares Acceptance Notices delivered by them.

5.9	The Offering Agent shall deliver by 7:00 pm on the last day of the Debentures Acceptance Period : (a) to the Company – an aggregated Share Acceptance Notice for all the Share Acceptance Notices received by the Tel Aviv Stock Exchange members ; and (b) a report to the members of the Stock Exchange that will indicate the relative response rate, as described in Section 1.1.6 of this statement of this Special Offering.

5.10	Holders Entitled to Shares who gave a Shares Acceptance Notice to a Tel Aviv Stock Exchange member, may retract the Shares Acceptance Notice until the last day of the Shares Acceptance Period.

Retraction of a Shares Acceptance Notice will be made to the member of the Stock Exchange, by indicating “The Shares Acceptance Notice is canceled” indicating the date and time, plus the signature of the Holder Entitled to Shares or by their duly appointed power of attorney.

5.11	Subject to any law, after the Shares Acceptance Period, Shares Acceptance Notices are not retractable. Each Shares Acceptance Notice will be considered irrevocable from the Holder Entitled to Shares, as for ordinary shares to be issued as a result of full or partial notice of acceptance of the shares sent and paid through the Offering Agent under these terms.

5.12	The ordinary shares to be purchased and issued as part of this offering will have the same equal rights in all respects as the ordinary shares of NIS 0.1 par value each currently existing in the issued and outstanding capital of the Company at the date of this Special Offering, including their dividends and any other distribution (where the record date for eligibility is date of issuance or later).

5.13	On the first trading day following the Shares Acceptance Period, not later than 10:00 am, each Tel Aviv Stock Exchange will deliver a notice to any Holder Entitled to Shares, who gave a Shares Acceptance Notice to the member of the Tel Aviv Stock Exchange, specifying the number of ordinary shares to be issued to each eligible holder of the aforesaid shares, the consideration, and the details of the special account opened by the Offering Agent in order to process the issuance of the ordinary shares, including the IBAN code. Upon receipt of the notice, and until 12:30pm on the day, the Holder Entitled to Shares will transfer to the Offering Agent the full consideration payable by them in respect of the ordinary shares for which they responded with a Shares Acceptance Notice.

5.14	On the third trading day after the end of the Shares Acceptance Period, the Offering Agent and the Company (with respect to the results in the U.S.), will give Searchlight a report on the difference between the number of Offered Shares and the number of Shares Acceptance Notices (and the number of exercised rights in the U.S.), and with respect to the issuance in Israel, that the consideration in respect of Offered Shares was accepted in the special account (the “Non-Purchased Shares”), as well as details regarding the consideration to be payable by Searchlight for Non-Purchased Shares (as described in Section 7.1 below) and the details of the special account for ordinary shares. Until October 31, 2019, Searchlight will deliver to the Offering Agent through the special shares account the full consideration for the Non-Purchased Shares.

5.15	Subject to the transfer of the full consideration for the ordinary shares as stated above, the issuance of ordinary shares to the Holders Entitled to Shares whose offer were accepted and to Searchlight, against the payment of the consideration payable by them as stated above, on the first trading day after October 31, 2019, such holders will receive the ordinary shares (the “Shares Issuance Date”).

5.16	The Offering Agent will transfer to the Company the full amount of the funds in the special account for the shares no later than 12:30 pm (Israel Time) on the Shares Issuance Date in consideration of a certificate through the Hevra Lerishumim in Israel for the securities purchased (or as indicated under Exhibit 99.4 to Form CB).

5.17	The Company shall file an immediate report on the Shares Issuance Date.

5.18	The special account for the shares will be managed exclusively by the Offering Agent on behalf of the Company and in accordance with the provisions of the Securities Israeli Law, and will be used for funds received from Holders Entitled toShares and from Searchlight (U.S. process will be handled separately).

6.	Rights Offering in the United States

6.1	Simultaneously with the issuance of equity as stated in paragraph 5 above, the same ordinary shares will be offered to Public Shareholders in the United States in accordance with their pro rata holdings based on an exemption from the prospectus requirements as provided by Rule 801 of the U.S. Securities Act of 1933 (the “Securities Act”), and based on the following terms.

6.2	The rights offering is exempt from the provisions of Section 5 of the Securities Act as long as the following conditions are satisfied:

6.2.1	Eligibility of issuer. The Company is a foreign private issuer (Israeli) on the date the securities are first offered to U.S. holders.

6.2.2	Limitation on U.S. ownership. U.S. holders hold no more than 10 percent of the outstanding class of securities that is the subject of the rights offering.

6.2.3	Equal treatment. The Company permits U.S. holders to participate in the rights offering on terms at least as favorable as those offered the other holders of the securities that are the subject of the offering.

If the Company publishes or otherwise disseminates an informational document to the holders of the securities in connection with the rights offering, the issuer must furnish that informational document, including any amendments thereto, in English, to the Securities and Exchange Commission on Form CB. If the Company disseminates by publication in Israel, the Company must publish the information in the United States in a manner reasonably calculated to inform U.S. holders of the offering. Please refer to Exhibit 99.4 of Form CB dated October 4, 2019, for instructions, if you are a U.S. holder of ordinary shares of the Company.

6.2.4	Eligibility of securities. The securities offered in the rights offering are equity securities of the same class as the securities held by the offerees in the United States.

6.2.5	Limitation on transferability of rights. The terms of the rights prohibit transfers of the rights by U.S. holders.

6.2.6	The offering is made for the securities of an Israeli company. The offer is subject to the disclosure requirements applicable to Israeli companies and are different requirements in the United States. Financial statements included in the Company’s documents, if any, have been prepared in accordance with accounting standards that may not be comparable to the financial statements of United States companies.

6.2.7	It may be difficult for U.S. investors to enforce their rights and any claim they may have arising under the federal securities laws, since the Company is located in Israel, and all of its officers and directors are residents of a foreign country. U.S. Investors may not be able to sue the Company or its officers or directors in a U.S. court for violations of the U.S. securities laws. It may be difficult to compel an Israeli company and its affiliates to subject themselves to a U.S. court’s jurisdiction

6.2.8	The terms of the U.S. issuance will be equal to the issuance in Israel subject to the required changes, except with respect to non-material procedural details required by U.S. law, with respect to the structure of the Shares Acceptance Notices/order forms and the dates of completion of the issuance and the financial clearances, which may vary in the range of up to ~5 days.

7.	Additional Instructions regarding Series E Debentures

7.1	If the total number of Series E Debentures contained in Debentures Acceptances Notices are less than NIS 100,000,000, the issuance will be cancelled and funds will not be collected from the Holders Entitled to Debentures. In the event of such cancellation, on the first trading day following the Debentures Acceptance Notices, the Company will issue an immediate report (in Israel).

7.2	If the issuance of the Series E Debentures will not lead to the minimum holdings requirements in Series E Debentures as provided in Section 5.9 of the Notice of Procedure and Schedules for Completion of the Company’s Arrangement (published on the same day of this statement), the issuance will be cancelled and funds will not be collected from the Holders Entitled to Debentures. In the event of such cancellation, on the first trading day following the Debentures Acceptance Notices, the Company will issue an immediate report (in Israel).

8.	Additional instructions regarding the Offred Shares

8.1	As required in the Arrangement, Searchlight will acquire all the Non-Purchased Shares (as defined above), at a price per share of NIS 4.175.

8.2	No fractional sharesswill be issued. If the issuance of the shares herein will result in fractional shares, they shall be rounded to the nearest whole number.

9.	Registration of Securities Offered on the Tel Aviv Stock Exchange

9.1	The Company will apply to the Tel Aviv Stock Exchange within three (3) trading days following the date of Debentures Acceptance Period to register for trading the Series E Debentures pursuant to the Special Offering.

9.2	The Company will apply to the Tel Aviv Stock Exchange within three (3) trading days following the Shares Issuance Date to register for trading the ordinary shares pursuant to the Special Offering.

9.3	Trading in the Serie E Debentures and the ordinary shares will commence soon after listed for trading.

10.	Certificates of Series E Debentures and share certificates

Certificates of Series E Debentures and certificates for the ordinary shares will be transferable and eligible for split and waiver in favor of others, subject to the fulfillment of transfer, split or waiver (as applicable) and delivery, together with the documents in question to the Company and subject to payment of all expenses, taxes and levies involved, the by holder.

11.	The Special Offering is not guaranteed by underwriting.

12.	In accordance with the Company’s Arrangement, resale rules under the provisions of the Israeli Securities Law and Securities Regulations will not apply to the Offered Securities.

13.	Taxes (Israel)

13.1	The Series E Debentures are offered for the first time in accordance with the Special Offering and therefore will be issued without a discount rate.

13.2	For further information on taxation, see the text of the tax Arrangement in connection with the Arrangement published by the Company on September 25, 2019.

As is customary in investment decisions, investors have to consider the implications of tax relating to the Offered Securities. The information does not purport to be an authorized interpretation of any provisions of the law or any description of any of the provisions of the tax laws relating to the Offered Securities and investors are encouraged to consult a professional tax advisor.

14.	Affiliates

Affiliated shareholders may submit orders to purchase the Offered Securities pursuant to this Special Offering.

15.	Permits

15.1	Issuance of the Offered Securities are made in accordance with the approval of the District Court dated August 18, 2019, based on an exemption from publishing a prospectus.

15.2	The Tel Aviv Stock Exchange has given its approval to list the Series E Debentures and the Offered Shares to be issued as stated in this statement. This approval of the Stock Exchange should not be deemed as an approval for the details presented in this report or for their reliability or completeness and does not constitute an opinion on the Company or the nature of the Offered Securities as stated in this statement or as to the price at which they are offered.

15.3	For details on the conditions for listing of the Series E Debentures in accordance with Tel Aviv Stock Exchange rules and guidelines, see Section 5.9 of the Company’s Immediate Report on Procedures and Schedules for Completing the Company’s Arrangement, which is published together with this Special Offering statement.

Sincerely,

B Communications Ltd.
Ami Barlev, CEO

Except for certain limited information regarding U.S. investors specifically, the above information constitutes a translation of the statement published by the Company. The Hebrew version was submitted to the relevant authorities pursuant to Israeli law, and represents the binding version and the only one having legal effect. This translation was prepared for convenience purposes only.

Please refer to Exhibit 99.4 of Form CB dated October 4, 2019, for instructions, if you are a U.S. holder of ordinary shares of the Company.

This report contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the industry, changes in the regulatory and legal compliance environments and other risks detailed from time to time in B Communications’ filings with the Securities Exchange Commission. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.